Exhibit 99.1

KBL MERGER CORP. IV

BALANCE SHEET

	June 7,	Pro Forma
	2017	Adjustments		As Adjusted
		(unaudited)		(unaudited)
ASSETS
Current assets:
Cash	$798,469	$-		$798,469
Prepaid expenses	20,100	-		20,100
Total Current Assets	818,569	-		818,569

Cash held in Trust Account	101,000,000	15,000,000	(a)	116,150,000
		525,000	(b)
		(375,000	)(c)

Total Assets	$101,818,569	$15,150,000		$116,968,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$83,161	$-		$83,161
Accrued expenses	28,066	-		28,066
Note payable – related party	170,000	-		170,000
Total Current Liabilities	281,277	-		281,277

Deferred underwriting fees	3,500,000	525,000	(d)	4,025,000
Total Liabilities	3,781,227	525,000		4,306,227

Commitments and Contingencies
Common stock subject to possible redemption, $0.0001 par value; 9,211,617 and 10,659,637 shares at redemption value	93,037,332	14,625,000	(e)	107,662,332

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	-	-		-
Common stock, $0.0001 par value; 35,000,000 shares authorized; 4,113,383 and 4,217,863 shares issued and outstanding (excluding 9,211,617 and 10,659,637 shares subject to possible redemption)	411	150	(a)	422
		5	(b)
		(144	)(e)

Additional paid-in capital	5,041,821	14,999,850	(a)	5,041,810
		524,995	(b)
		(375,000	)(c)
		(525,000	)(d)
		(14,624,856	)(e)

Accumulated deficit	(42,222)	-		(42,222)
Total Stockholders' Equity	5,000,010	-		5,000,010
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$101,818,569	$15,150,000		$116,968,569

KBL MERGER CORP. IV

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 - CLOSING OF OVERALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of June 7, 2017, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on June 23, 2017, as described below.

On June 23, 2017, the Company consummated the closing of the sale of 1,500,000 additional units (the “Units”) at a price of $10.00 per unit upon receiving notice of the underwriters’ election to fully exercise their overallotment option (“Overallotment Units”), generating additional gross proceeds of $15,000,000 and incurred additional offering costs of $375,000 in underwriting fees. Each Unit consists of one share of the Company’s common stock, one right to receive one-tenth of one share of the Company’s common stock, and one redeemable warrant to purchase one-half of one share of the Company’s common stock. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 52,500 Private Units, of which 27,500 Private Units were sold to KBL IV Sponsor LLC (the “Sponsor”) and 25,000 Private Units were sold to the underwriters, generating aggregate gross proceeds of $525,000. Additional underwriting fees of $525,000 were deferred until the completion of the Company’s initial business combination. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro forma entry	Debit	Credit
a.	Cash held in Trust Account	15,000,000
	Common stock		150
	Additional paid-in capital		14,999,850
	To record sale of 1,500,000 Overallotment Units at $10.00 per Unit.

b.	Cash held in Trust Account	525,000
	Common stock		5
	Additional paid-in capital		524,995
	To record sale of 52,500 Private Units at $10.00 per Unit.

c.	Additional paid-in capital	375,000
	Cash held in Trust Account		375,000
	To record payment of 2.5% of cash underwriting fee on overallotment option.

d.	Additional paid-in capital	525,000
	Deferred underwriting fees		525,000
	To record the liability for deferred underwriting fees on overallotment option.

e.	Common stock	144
	Additional paid-in capital	14,624,856
	Common Stock Subject to Redemption		14,625,000
	To reclassify common stock out of permanent equity into mezzanine redeemable stock.